Exhibit 99(p)(1)

MASSMUTUAL ACCESSSM PRIVATE EQUITY FUND

CROSS RECEIPT

The undersigned, on behalf of MassMutual AccessSM Private Equity Fund (the “Fund”) hereby acknowledges receipt from Massachusetts Mutual Life Insurance Company of the sum of $100,000.00 in full payment for ten thousand (10,000) shares of beneficial interest of the Fund.

The undersigned, on behalf of Massachusetts Mutual Life Insurance Company, hereby acknowledges receipt from the Fund of ten thousand (10,000) shares of beneficial interest of the Fund.

MASSMUTUAL ACCESS PRIVATE EQUITY FUND

By: /s/ Karl Beinkampen

Name: Karl Beinkampen

Title: President

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Douglas G. Russell

Name: Douglas G. Russell

Title: Managing Director & Head of MassMutual Ventures

Date: December 10, 2021

TO:                  MASSMUTUAL ACCESSSM PRIVATE EQUITY FUND

The undersigned hereby acknowledges that it has purchased ten thousand (10,000) shares of beneficial interest (“Shares”) of MassMutual AccessSM Private Equity Fund (the “Fund”) and further acknowledges and agrees: (1) that such Shares are being purchased for the account of the undersigned for investment and not with a view to or for the purpose of the distribution thereof; and (2) that such Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and must be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available and that the Fund is under no obligation to register such Shares under the Act or to comply with any exemption from such registration and that such exemptions, in any case, are extremely limited and may not be available at such time or times as it may wish to dispose of the Shares.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Douglas G. Russell

Name: Douglas G. Russell

Title: Managing Director & Head of MassMutual Ventures

Date: December 10, 2021